EXHIBIT 5.1

OPINION OF COUNSEL

March 29, 2010

Ultra Clean Holdings, Inc.
26462 Corporate Avenue
Hayward, CA 94545

Ladies and Gentlemen:

We have acted as counsel for Ultra Clean Holdings, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to 370,228 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, which are to be issued pursuant to the Ultra Clean, Inc. Amended and Restated Stock Incentive Plan (the “Plan”).

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions of the Plan, will be validly issued, fully-paid and non-assessable.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours, /s/ Davis Polk & Wardwell